Exhibit 99.1

22nd Century Group Files First Quarter 2015 Financial Results And Announces Conference Call to Provide Business Update

May 11, 2015 06:47 PM Eastern Daylight Time

CLARENCE, N.Y.--(BUSINESS WIRE)--22nd Century Group, Inc. (NYSE MKT:XXII) announced today that the Company filed its first quarter 2015 report on Form 10-Q with the U.S. Securities and Exchange Commission and will provide a business update for investors on a conference call to be held Tuesday, May 12th at 10:00 AM (EDT).

Henry Sicignano III, President and Chief Executive Officer of 22nd Century Group, together with John T. Brodfuehrer, Chief Financial Officer, will conduct the call. Interested parties are invited to participate in the call by dialing: 877-852-6583 and using Conference ID 7352193.

The conference call will consist of an overview summary of the financials presented in the Company's first quarter 2015 Form 10-Q and a discussion of business highlights and updates. Immediately thereafter, there will be a question and answer segment open to all callers.

As expected, revenues during the first quarter of 2015 were strong. While not currently at full production capacity, in the first quarter 2015 the Company’s factory began contract manufacturing a third-party MSA cigarette brand, continued contract manufacturing filtered cigars, and began producing RED SUN, our own proprietary cigarette brand. As a result, 22nd Century reported net revenue for the three months ended March 31, 2015 of $616,000 (as compared to revenues of $529,000 for the entire year of 2014). The Company reported a net loss for the three months ended March 31, 2015 of approximately $4.1 million (with approximately $2.6 million of such amount consisting of non-cash expenses) and utilized cash in operations of approximately $2.5 million with approximately $1.4 million of such amount representing the cash portion of the net loss, and approximately $1.1 million of such amount being used for working capital related to operations.

Going forward, the Company expects to generate revenue in excess of $1.5 million in the second quarter of 2015, and substantially more than $5 million in revenue for the year.

Business Highlights and Updates

•	The launch of MAGIC 0, the world’s lowest nicotine tobacco cigarette, has thus far exceeded expectations. As of late last week, MAGIC cigarettes are available to consumers at approximately 1,137 retail shops across Spain. The MAGIC cigarettes store count in Spain should exceed 2,500 by the end of this year.

•	Later this year, the Company anticipates expanding distribution of MAGIC cigarettes across Europe. Over the course of the next several months, management intends to begin distributing MAGIC cigarettes in the U.K., France, Italy and Belgium.

•	As the first company in more than six years approved to become a new signatory to the Master Settlement Agreement between the tobacco industry and the 46 Settling States (as a result of our acquisition of NASCO Products, LLC), 22nd Century moved forward with the regulatory process of listing our cigarette brands on the state tobacco directories of approved products in the 50 states. To date, the Company has succeeded in having RED SUN approved for sale in 49 states, in addition to the District of Columbia. Approval for the final state, Louisiana, is expected by this summer.

•	This summer, 22nd Century’s marketing team will add a significant consumer-oriented component to its domestic RED SUN advertising efforts. Having achieved distribution for RED SUN cigarettes in select markets across the U.S., the Company is now planning to speak directly to consumers – in retail stores in key demographic markets – in a campaign designed to convert premium-brand smokers to RED SUN.

•	As a part of this new consumer-focused marketing effort, the Company recently launched social media accounts on Facebook, Twitter, and Instagram. Links to each social media platform are available on our website at www.redsuncigarettes.com. Consumers can also find our social media accounts directly by searching for “RED SUN Cigarettes” from each social media site. For convenience, links to the Company’s Twitter and Facebook accounts are below (Instagram is primarily a mobile application; consequently it is not readily accessible from an outside link): https://twitter.com/redsuncigs
https://www.facebook.com/pages/RED-SUN-Cigarettes/426836574134641

•	The Company is on schedule to submit an application to the FDA relating to its very low nicotine, modified risk cigarettes in development. The Company expects to present a completed application to the FDA this summer.

•	22nd Century continues to seek a suitable joint venture partner to fund a Phase III clinical trial for X-22, the Company’s tobacco-based smoking cessation aid in development. Management has engaged in, and continues to engage in, discussions with potential joint venture partners located in the United States, Europe, Asia and the Middle East.

•	22nd Century continues to move forward with potential joint venture opportunities in Asia. The Company is investigating potential business opportunities in China, South Korea and Japan for the Company’s unique tobaccos and finished cigarettes. The Company remains optimistic that it will be able to announce one or more business contracts with Asian partners in 2015.

First Quarter 2015 Financial Summary

For three months ended March 31, 2015, net revenue was $616,000 compared to $448,000 of net revenue for the three months ended March 31, 2014. The first quarter 2015 net revenues of $616,000 were generated from the manufacture and sale of a third-party MSA cigarette brand, filtered cigars, and our own proprietary cigarette brand, RED SUN. The first quarter 2014 net revenues consisted of $448,000 generated from the sale of SPECTRUM research cigarettes to the National Institute on Drug Abuse (“NIDA”).

For the three months ended March 31, 2015, we reported an operating loss of $4.1 million as compared to an operating loss in the amount of $1.2 million for the three months ended March 31, 2014. The increase in the operating loss of $2.9 million is primarily the result of increases in General and Administrative expenses of approximately $2.6 million (of which $2.1 million of the increase pertained to non-cash equity based compensation), and Sales and Marketing expenses of approximately $100,000, and a decrease in gross profit of approximately $300,000.

The Company’s net loss for the three months ended March 31, 2015 was $4.1 million, or ($0.06) per share, as compared to a net loss of $5.3 million, or ($0.09) per share, for the three months ended March 31, 2014; a decrease in the net loss of approximately $1.2 million. The reduction in the net loss is primarily attributable to a decrease in the non-cash change in the fair value of derivatives (warrant liability) in the approximate amount of $4.1 million, partially offset by the $2.9 million increase in the operating loss discussed in the previous paragraph.

Adjusted EBITDA (as described in the paragraph and tables below) for the three months ended March 31, 2015 was a negative $1.5 million, or ($0.02) per share, and a negative $0.8 million, or ($0.01) per share, for the three months ended March 31, 2014.

Below is a table containing information relating to the Company’s Adjusted EBITDA for the three months ended March 31, 2015 and 2014, including a reconciliation of net loss to Adjusted EBITDA for such periods.

	Three Months Ended March 31,
	2015	2014	% Change

Net loss	$(4,116,739)	$(5,315,128)	-23%
Adjustments:
Warrant liability (gain) loss - net	(59,213)	4,067,270	-101%
Warrant amendment inducement expense	-	144,548	-100%
Depreciation and amortization	160,891	71,269	126%
Loss on equity investment	50,981	-	100%
Interest expense	5,508	1,749	215%
Stock based compensation	2,441,205	356,684	584%
Gain on the sale of machinery and equipment	-	(85,621)	-100%

Adjusted EBITDA	$(1,517,367)	$(759,229)	100%

Adjusted EBITDA is a financial measure not prepared in accordance with generally accepted accounting principles (“GAAP”). In order to calculate Adjusted EBITDA, the Company adjusts the net loss for certain non-cash and non-operating income and expense items listed in the table above in order to measure the Company’s operating performance. The Company believes that Adjusted EBITDA is an important measure that supplements discussion and analysis of its operations and enhances an understanding of its operating performance. While management considers Adjusted EBITDA to be important, it should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP, such as operating loss, net loss and cash flows from operations. Adjusted EBITDA is susceptible to varying calculations and the Company’s measurement of Adjusted EBITDA may not be comparable to those of other companies.

About 22nd Century Group, Inc.

22nd Century Group is a plant biotechnology company focused on technology which allows it to increase or decrease the level of nicotine in tobacco plants through genetic engineering and plant breeding. The Company’s mission is to reduce the harm caused by smoking. 22nd Century owns or exclusively controls 128 issued patents and 52 pending patent applications in 96 countries. The Company’s strong IP position led to a licensing agreement with British American Tobacco (“BAT”), the world’s second largest tobacco company. Visit www.xxiicentury.com for more information.

Cautionary Note Regarding Forward-Looking Statements: This press release contains forward-looking information, including all statements that are not statements of historical fact regarding the intent, belief or current expectations of 22nd Century Group, Inc., its directors or its officers with respect to the contents of this press release. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. We cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances, or to reflect the occurrence of unanticipated events. You should carefully review and consider the various disclosures made by us in our annual report on Form 10-K for the year ended December 31, 2014, filed on February 5, 2015, including the section entitled “Risk Factors,” and our other reports filed with the U.S. Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

Contacts

Investor Relations:
IRTH Communications
Andrew Haag, 866-976-4784
xxii@irthcommunications.com
or
Redington, Inc.
Tom Redington, 203-222-7399